Rule 424(b)(3)

Registration No. 333-124283

PROSPECTUS SUPPLEMENT NO. 1

DYNECO CORPORATION

13,350,000 shares of common stock

This prospectus covers the resale of a total of 13,350,000 shares being offered by selling security holders. Of the shares covered by this prospectus, 450,000 shares have been issued and are outstanding, 4,905,000 shares are issuable upon conversion of outstanding convertible promissory notes and 7,995,000 shares are issuable upon exercise of outstanding warrants. We will not receive any proceeds from sales of shares by the selling security holders.

Our prospectus dated May 6, 2005 is hereby supplemented as follows:

Repayment of Note Installments and Reduction in Warrant Exercise Price

On July 1, 2005, we failed to make required installment payments under our promissory notes in the aggregate principal amount of $327,000 issued to five persons. The aggregate principal amount of the monthly installments that were not paid was $19,754.38, plus accrued interest. The note holders are selling security holders under this prospectus. The transaction in which the note holders acquired their notes is described in this prospectus under the caption “Selling Security Holders; Background of the Transactions; March 2004.”

As consideration for the note holders’ waiver of our default, we (a) paid a total of $18,333.33 to two of the note holders, (b) reduced the exercise price of warrants to purchase a total of 1,500,000 shares of our common stock issued to those two note holders, from $.25 per share to $.18 per share and (c) agreed with the other note holders to defer repayment of the unpaid $1,479.76 installments of principal and accrued interest on their notes until the March 2, 2007 maturity date of the notes, and agreed that those note holders could convert the deferred payments into shares of our common stock at the lesser of $.06704 per share or the then applicable conversion price of the note.

Our prospectus dated May 6, 2005 should be read so as to give effect to the foregoing information. Except as supplemented hereby, our prospectus dated May 6, 2005 remains in full force and effect.

This investment involves a high degree of risk. See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 6, 2005, as supplemented on August 4, 2005